SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)
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CAPE FEAR BANK CORPORATION

(Name of Registrant as Specified In Its Charter)
Maurice J. Koury
The Maurice and Ann Koury Charitable Trust
The Maurice J. Koury Foundation, Inc.
Scott C. Sullivan
Miltom E. Petty
Mort Neblett
Haywood Cochrane, Jr.
James S. Mahan III
David Lucht
Robert Isser

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MAURICE J. KOURY
P.O. BOX 850
BURLINGTON, NC 27216
April 29, 2008
VIA OVERNIGHT COURIER
Cape Fear Bank Corporation
1117 Military Cutoff Road
Wilmington, North Carolina 28405
Attn: Board of Directors
Ladies and Gentlemen:
     I note with serious concern that things appear to be going from bad to worse at Cape Fear Bank Corporation (“the Company”). Last week’s announcement of first quarter 2008 results and a further decline in asset quality are of serious concern to me and, I presume, my fellow shareholders. This announcement follows a disappointing 2007. More challenging banking markets loom ahead, and it will take skill, experience, and wise counsel from a market-savvy board of directors to direct the Company.
     On April 25, 2008, the Company reported a $1.0 million pre-tax loss for the first quarter of 2008. Revenues declined $374,000 from the fourth quarter of 2007, while non-interest expense rose $731,000. Book value per share declined to $7.38 from $7.56 at the end of 2007. The Company charged off $348,000 of bad loans and still reported a $214,000 increase in nonperforming assets – meaning that the troubling bad loan levels reported at year-end rose by another $560,000.
     One analyst who covers the stock, Chris Marinac of FIG Partners, digested this news and subsequently decided to lower his investment opinion to “underperform.” Here is what Mr. Marinac had to say on April 28, 2008 about the Company:
We think there are over $3 million of embedded losses on CAPE’s nonperforming assets (NPAs) and we expect additional losses could occur from its remaining “current loans” during the remainder of this credit cycle through 2009. When total reserves and capital are examined, we think CAPE has become thin on resources to cover its potential loan losses. Thus, we expect additional capital is necessary which places further pressure on the company.
Moreover, management is currently embroiled in a dispute with a group of unhappy shareholders who are calling for changes in leadership and direction. We feel this group makes a very strong point that must be considered (and has much more to do with performance than complaints over the CEO’s paycheck).
This bank has done a poor job of building core deposits which limits its franchise value. If we pay reasonable deposit prices on the 28% of the deposit base that is truly “Core” and also record haircuts for current NPAs, the stock is worth $9 to $11 at best. It is difficult to recommend the shares, hence we now rate CAPE at “Underperform.” Our expectation is for additional losses in 2Q08 and a very uncertain second-half of 2008.
     We grimly foresaw this future last summer and began writing to you about our concerns and observations. However, you have consistently rejected our requests to meet with you and voice our concerns. Left with no viable alternative, we have asked our fellow investors to support a new slate of directors that we feel can reverse the direction and improve the prospects of the Company.
     We filed our preliminary proxy statement with the Securities and Exchange Commission (“SEC”) on April 10, 2008, in order to give our fellow shareholders and the board an opportunity to understand fully how we view the Company’s predicament. We chose that timing based on the Company’s well-established tradition of holding the annual meeting somewhere between the middle of April and the middle of May. Furthermore, in discussions with the Company’s transfer agent, we understand that initially the Company had set a record date of April 2, 2008 and an annual meeting date of May 15, 2008, consistent with the table below. Now you have informed me that this will not be the record date for the annual meeting, and that, in fact, the board has not set a record date or an annual meeting date (letters included by exhibit).
     The following table illustrates the Company’s tradition regarding its annual meeting:
Annual Meeting History

Initial Filing	Record Date	Meeting Date
03/22/99	03/01/99	04/29/99
03/20/00	03/10/00	04/27/00
04/01/01	03/09/01	05/17/01
03/20/02	03/11/02	04/18/02
03/20/03	03/10/03	04/17/03
03/18/04	03/10/04	04/22/04
03/30/05	03/09/05	05/05/05
03/24/06	04/07/06	05/18/06
04/12/07	04/02/07	05/17/07
     Source: Company proxies, as filed with federal regulators.
     Without further explanation, delaying the Company annual meeting date gives the impression that the Company has deliberately postponed the meeting in order to disenfranchise Company shareholders and to entrench the board and management. Such a decision by the board will be sure to receive heightened scrutiny by shareholders and others.
     We note that in its 10-K filing, the Company indicated that the proxy materials would be filed with the SEC by April 30. Now the Company says that it will hold its annual meeting in August 2008, despite the fact that our Company’s bylaws require that the annual meeting be held by June 30. Please confirm why the board cannot comply with the Company’s bylaws.

     We urge this board to set an annual meeting date, to file a proxy statement with the SEC and to allow the shareholders to exercise their legal right to determine the management of the Company. We are confident our fellow shareholders will have something to say if they are simply given the proper forum (the annual meeting) in which to say it.
Very truly yours,

Maurice J. Koury

April 15, 2008
Maurice J. Koury
P.O. Box 850
Burlington, NC 27216
          Re:      Your Letter Dated April 9, 2008
Dear Mr. Koury;
          This letter is in response to your request in the above referenced letter for a list of shareholders of Cape Fear Bank Corporation (Company). You state in your letter your understanding that the Company has set a record date of April 2, 2008 for its 2008 Annual Meeting and you request a list of the Company’s shareholders as of the record date for the Annual Meeting. Your understanding as to the Company’s record date is incorrect. In order to save you any further inconvenience in that regard, this letter also will confirm that the board of directors of the Company has not yet set a record date for the 2008 Annual Meeting.
Sincerely,

Shelley Southerland
Vice President and Corporate Secretary

MAURICE J. KOURY
P.O. BOX 850
BURLINGTON, NC 27216
April 21, 2008
Cape Fear Bank Corporation
Attn: Shelley Southerland, Vice President and Corporate Secretary
1117 Military Cutoff Road
Wilmington, NC 28405
Dear Ms. Southerland:
I received your letter dated April 15, 2008 and find it curious. It was my understanding that Registrar and Transfer Co., the transfer agent for Cape Fear Bank Corporation (the “Company”), notified brokers and banks that the Company established a record date of April 2, 2008 for its 2008 annual meeting of the shareholders of the Company and that the annual meeting would be held on May 15, 2008. Was this done without the approval of the board of directors of the Company? If so, who authorized the transfer agent to notify the brokers and banks of those dates?
Please advise me when the board of directors intends to set the record date and to hold the 2008 annual meeting. Also, please provide me with the information previously requested as of record date to be established by the board of directors of the Company in accordance with my prior correspondence.

Maurice J. Koury